UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

THE GEO GROUP, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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4955 Technology Way

Boca Raton, Florida 33431

Telephone: (561) 893-0101

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED MARCH 19, 2021

FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, APRIL 28, 2021

This supplement (the “Supplement”) amends and supplements the definitive proxy statement (the “Proxy Statement”) filed by The GEO Group, Inc. (“GEO” or the “Company”) for its 2021 Annual Meeting of Shareholders which was filed with the Securities and Exchange Commission (the “SEC”) on March 19, 2021. This Supplement is being filed with the SEC and is being made available to shareholders on or about March 26, 2021.

This supplement updates the disclosure in the Proxy Statement relating to the effect of abstentions on “Proposal 4 — Approval of the Adoption of The GEO Group, Inc. Amended and Restated 2018 Stock Incentive Plan” (“Proposal 4”) and on “Proposal 5 — Approval of the Adoption of The GEO Group, Inc. Amended and Restated Employee Stock Purchase Plan” (“Proposal 5”). Under the Company’s Second Amended and Restated Bylaws, as amended, the approval of each of Proposal 4 and Proposal 5 requires that the number of votes cast in favor of approval exceed the number of votes cast against approval. Shareholder approval is required for Proposal 4 and Proposal 5 under the listing rules of the New York Stock Exchange (“NYSE”) and NYSE guidance provides that the minimum vote that constitutes approval for such purposes is the number of votes cast in favor of the proposal exceeding the aggregate of votes cast against the proposal plus abstentions. Therefore, pursuant to such NYSE guidance, an abstention will have the same effect as a vote “AGAINST” Proposal 4 and Proposal 5.

Except as specifically supplemented by the information contained herein, all information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information and this Supplement should be read in conjunction with the Proxy Statement. You can view our Proxy Statement dated March 19, 2021 and our Annual Report for the year ended December 31, 2020 (collectively, the “Proxy Materials”) at www.proxyvote.com.